EXHIBIT 99.1

FOR IMMEDIATE RELEASE

STURM, RUGER & COMPANY, INC. REPORTS THIRD QUARTER

DILUTED EARNINGS OF 28¢ PER SHARE AND

DECLARES QUARTERLY DIVIDEND OF 11¢ PER SHARE

SOUTHPORT, CONNECTICUT, October 30, 2024--Sturm, Ruger & Company, Inc. (NYSE-RGR) announced today that for the third quarter of 2024, net sales were $122.3 million and diluted earnings were 28¢ per share. For the corresponding period in 2023, net sales were $120.9 million and diluted earnings were 42¢ per share.

For the nine months ended September 28, 2024, net sales were $389.9 million and diluted earnings were $1.15 per share. For the corresponding period in 2023, net sales were $413.2 million and diluted earnings were $2.13 per share.

The Company also announced today that its Board of Directors declared a dividend of 11¢ per share for the third quarter for stockholders of record as of November 13, 2024, payable on November 27, 2024. This dividend varies every quarter because the Company pays a percentage of earnings rather than a fixed amount per share. This dividend is approximately 40% of net income.

Chief Executive Officer Christopher J. Killoy commented on the 2024 results, “The diversity of our products has been instrumental to our performance this year. We capitalized on the strong demand for several of our product families, including the Ruger American Rifle Generation II bolt-action rifles, the Marlin lever-action rifles, and the Security-380 pistol, maintaining our market share without sacrificing our long-term focus or pricing discipline. Despite the current promotion-rich environment, the estimated sell-through of our products from our independent distributors to retailers increased while our finished goods inventory and our distributors’ inventories have decreased 125,000 units in the past year. We are well positioned to increase production entering the traditionally stronger fall and winter selling seasons, allowing us to capitalize on the pent up demand for our more sought after products.”

Mr. Killoy discussed Ruger’s storied history, “Developing innovative new products to drive growth, excitement, and profitability has been the hallmark of Ruger since its inception 75 years ago. We are proud to have introduced so many new offerings in this milestone year:

•	American Rifle Generation II family of rifles,
•	The Marlin 1894, 1895 and 336 lever-action rifles,
•	LC Carbine chambered in .45 Auto and 10mm Auto,
•	75th Anniversary Mark IV Target pistol,
•	75th Anniversary 10/22 rifles,
•	75th Anniversary LCP MAX pistol,
•	75th Anniversary No. 1 rifle, and
•	Mini-14 rifle with side-folding stock.

And we are not done. Keep an eye out for an exciting new product launch in the coming months.”

Mr. Killoy concluded with an update from the National Association of Sporting Goods Wholesalers Annual Exposition, “We were thrilled to be recognized by our wholesale customers with three industry awards at this year’s NASGW Show in Kansas City, Missouri. We were named ‘Firearm Manufacturer of the Year’ for the second consecutive year, and the 12th time in the past 15 years. Additionally, the Ruger American Rifle Generation II rifle earned the NASGW-POMA Caliber Awards for ‘Best New Rifle’ and ‘Best New Overall Product’.”

Mr. Killoy himself was honored with the NASGW “Chairman’s Award” which is the highest honor from the NASGW Board of Directors, given to those with long-lasting, significant impact in the outdoor shooting sports industry.

Mr. Killoy made the following observations related to the Company’s third quarter 2024 performance:

•	The estimated unit sell-through of the Company’s products from the independent distributors to retailers increased 4% in first nine months of 2024 compared to the prior year period. For the same period, NICS background checks, as adjusted by the National Shooting Sports Foundation, decreased 3%.

•	Sales of new products, including the Security-380 pistol, Super Wrangler revolver, Marlin lever-action rifles, LC Carbine, Small-Frame Autoloading Rifle, and American Centerfire Rifle Generation II, represented $113.3 million or 31.2% of firearm sales in the first nine months of 2024. New product sales include only major new products that were introduced in the past two years.

•	Compared to the third quarter of 2023, the Company’s and distributors’ finished goods inventories decreased 26,500 units and 98,600 units, respectively.

•	Cash provided by operations during the first nine months of 2024 was $35.5 million. At September 28, 2024, our cash and short-term investments totaled $96.0 million. Our current ratio is 4.5 to 1 and we have no debt.

•	In the first nine months of 2024, capital expenditures totaled $17.2 million related to new product introductions, upgrades to our manufacturing equipment, and facilities. We expect our 2024 capital expenditures to approximate $20 million.

•	The Company returned $39.3 million to its shareholders in the first nine months of 2024 through:

o	the payment of $10.0 million of quarterly dividends, and

o	$29.3 million through the repurchase of 699,000 shares of its common stock at an average cost of $41.99 per share, representing 4% of our outstanding shares.

•	At September 28, 2024, stockholders’ equity was $314.9 million, which equates to a book value of $18.76 per share, of which $5.72 per share was cash and short-term investments.

Today, the Company filed its Quarterly Report on Form 10-Q for the third quarter of 2024. The financial statements included in this Quarterly Report on Form 10-Q are attached to this press release.

Tomorrow, October 31, 2024, Sturm, Ruger will host a webcast at 9:00 a.m. ET to discuss the third quarter operating results. Interested parties can listen to the webcast via this link or by visiting Ruger.com/corporate. Those who wish to ask questions during the webcast will need to pre-register prior to the meeting.

The Quarterly Report on Form 10-Q for the third quarter of 2024 is available on the SEC website at SEC.gov and the Ruger website at Ruger.com/corporate. Investors are urged to read the complete Quarterly Report on Form 10-Q to ensure that they have adequate information to make informed investment judgments.

About Sturm, Ruger & Co., Inc.

Sturm, Ruger & Co., Inc. is one of the nation's leading manufacturers of rugged, reliable firearms for the commercial sporting market. With products made in America, Ruger offers consumers almost 800 variations of more than 40 product lines, across both the Ruger and Marlin brands. For 75 years, Ruger has been a model of corporate and community responsibility. Our motto, “Arms Makers for Responsible Citizens®,” echoes our commitment to these principles as we work hard to deliver quality and innovative firearms.

The Company may, from time to time, make forward-looking statements and projections concerning future expectations. Such statements are based on current expectations and are subject to certain qualifying risks and uncertainties, such as market demand, sales levels of firearms, anticipated castings sales and earnings, the need for external financing for operations or capital expenditures, the results of pending litigation against the Company, the impact of future firearms control and environmental legislation, and accounting estimates, any one or more of which could cause actual results to differ materially from those projected. Readers are cautioned not to place undue reliance on these forward-looking statements, which speak only as of the date made. The Company undertakes no obligation to publish revised forward-looking statements to reflect events or circumstances after the date such forward-looking statements are made or to reflect the occurrence of subsequent unanticipated events.

STURM, RUGER & COMPANY, INC.

CONDENSED CONSOLIDATED BALANCE SHEETS (UNAUDITED)

(Dollars in thousands)

	September 28, 2024	December 31, 2023

Assets

Current Assets
Cash	$7,522	$15,174
Short-term investments	88,455	102,485
Trade receivables, net	60,157	59,864

Gross inventories	150,460	150,192
Less LIFO reserve	(68,265)	(64,262)
Less excess and obsolescence reserve	(6,159)	(6,120)
Net inventories	76,036	79,810

Prepaid expenses and other current assets	14,944	14,062
Total Current Assets	247,114	271,395

Property, plant and equipment	474,501	462,397
Less allowances for depreciation	(401,972)	(390,863)
Net property, plant and equipment	72,529	71,534

Deferred income taxes	14,918	11,976
Other assets	38,893	43,912
Total Assets	$373,454	$398,817

STURM, RUGER & COMPANY, INC.

CONDENSED CONSOLIDATED BALANCE SHEETS (UNAUDITED) (Continued)

(Dollars in thousands, except per share data)

	September 28, 2024	December 31, 2023

Liabilities and Stockholders’ Equity

Current Liabilities
Trade accounts payable and accrued expenses	$31,495	$31,708
Contract liabilities with customers	—	149
Product liability	270	634
Employee compensation and benefits	17,413	24,660
Workers’ compensation	5,792	6,044
Total Current Liabilities	54,970	63,195

Employee compensation	1,712	1,685
Product liability accrual	61	46
Lease liability	1,766	2,170

Contingent liabilities	—	—

Stockholders’ Equity
Common Stock, non-voting, par value $1:
Authorized shares 50,000; none issued	—	—
Common Stock, par value $1:
Authorized shares – 40,000,000 2024 – 24,467,983 issued, 16,790,824 outstanding 2023 – 24,437,020 issued, 17,458,620 outstanding	24,468	24,437
Additional paid-in capital	49,441	46,849
Retained earnings	428,014	418,058
Less: Treasury stock – at cost 2024 – 7,677,159 shares 2023 – 6,978,400 shares	(186,978)	(157,623)
Total Stockholders’ Equity	314,945	331,721
Total Liabilities and Stockholders’ Equity	$373,454	$398,817

STURM, RUGER & COMPANY, INC.

CONDENSED CONSOLIDATED STATEMENTS OF INCOME AND COMPREHENSIVE INCOME (UNAUDITED)

(Dollars in thousands, except per share data)

	Three Months Ended		Nine Months Ended
	September 28, 2024	September 30, 2023	September 28, 2024	September 30, 2023

Net firearms sales	$121,512	$120,368	$387,349	$411,114
Net castings sales	775	525	2,519	2,036
Total net sales	122,287	120,893	389,868	413,150

Cost of products sold	99,615	96,165	308,639	311,788

Gross profit	22,672	24,728	81,229	101,362

Operating expenses:
Selling	8,998	8,669	28,188	27,702
General and administrative	9,932	9,733	32,796	31,898
Total operating expenses	18,930	18,402	60,984	59,600

Operating income	3,742	6,326	20,245	41,762

Other income:
Interest income	1,155	1,454	3,839	4,147
Interest expense	(24)	(122)	(66)	(177)
Other income, net	392	431	749	1,082
Total other income, net	1,523	1,763	4,522	5,052

Income before income taxes	5,265	8,089	24,767	46,814

Income taxes	527	658	4,681	8,848

Net income and comprehensive income	$4,738	$7,431	$20,086	$37,966

Basic earnings per share	$0.28	$0.42	$1.17	$2.14

Diluted earnings per share	$0.28	$0.42	$1.15	$2.13

Weighted average number of common shares outstanding - Basic	16,847,866	17,722,682	17,207,632	17,705,280

Weighted average number of common shares outstanding - Diluted	17,137,065	17,889,089	17,455,265	17,828,710

Cash dividends per share	$0.19	$0.36	$0.58	$6.10

STURM, RUGER & COMPANY, INC.

CONDENSED CONSOLIDATED STATEMENTS OF CASH FLOWS (UNAUDITED)

(Dollars in thousands)

	Nine Months Ended
	September 28, 2024	September 30, 2023

Operating Activities
Net income	$20,086	$37,966
Adjustments to reconcile net income to cash provided by operating activities:
Depreciation and amortization	16,941	19,576
Stock-based compensation	3,247	2,968
Excess and obsolescence inventory reserve	39	—
Gain on sale of assets	—	(4)
Deferred income taxes	(2,942)	(4,058)
Changes in operating assets and liabilities:
Trade receivables	(293)	5,550
Inventories	3,735	(14,278)
Trade accounts payable and accrued expenses	(514)	(5,967)
Contract liability with customers	(149)	405
Employee compensation and benefits	(7,360)	(8,129)
Product liability	(349)	144
Prepaid expenses, other assets and other liabilities	3,042	(15,704)
Income taxes payable	—	(1,171)
Cash provided by operating activities	35,483	17,298

Investing Activities
Property, plant and equipment additions	(17,196)	(11,637)
Proceeds from sale of assets	—	5
Purchases of short-term investments	(100,993)	(141,410)
Proceeds from maturities of short-term investments	115,023	194,091
Cash (used for) provided by investing activities	(3,166)	41,049

Financing Activities
Remittance of taxes withheld from employees related to share-based compensation	(624)	(2,156)
Repurchase of common stock	(29,355)	—
Dividends paid	(9,990)	(107,805)
Cash used for financing activities	(39,969)	(109,961)

Decrease in cash and cash equivalents	(7,652)	(51,614)

Cash and cash equivalents at beginning of period	15,174	65,173

Cash and cash equivalents at end of period	$7,522	$13,559

Non-GAAP Financial Measures

In an effort to provide investors with additional information regarding its financial results, the Company refers to various United States generally accepted accounting principles (“GAAP”) financial measures and two non-GAAP financial measures, EBITDA and EBITDA margin, which management believes provides useful information to investors. These non-GAAP financial measures may not be comparable to similarly titled financial measures being disclosed by other companies. In addition, the Company believes that the non-GAAP financial measures should be considered in addition to, and not in lieu of, GAAP financial measures. The Company believes that EBITDA and EBITDA margin are useful to understanding its operating results and the ongoing performance of its underlying business, as EBITDA provides information on the Company’s ability to meet its capital expenditure and working capital requirements, and is also an indicator of profitability. The Company believes that this reporting provides better transparency and comparability to its operating results. The Company uses both GAAP and non-GAAP financial measures to evaluate the Company’s financial performance.

EBITDA is defined as earnings before interest, taxes, and depreciation and amortization. The Company calculates this by adding the amount of interest expense, income tax expense, and depreciation and amortization expenses that have been deducted from net income back into net income, and subtracting the amount of interest income that was included in net income from net income to arrive at EBITDA. The Company calculates EBITDA margin by dividing EBITDA by total net sales.

Non-GAAP Reconciliation – EBITDA

EBITDA

(Unaudited, dollars in thousands)

	Three Months Ended		Nine Months Ended
	September 28, 2024	September 30, 2023	September 28, 2024	September 30, 2023

Net income	$4,738	$7,431	$20,086	$37,966

Income tax expense	527	658	4,681	8,848
Depreciation and amortization expense	5,804	6,530	16,941	19,576
Interest income	(1,155)	(1,454)	(3,839)	(4,147)
Interest expense	24	122	66	177
EBITDA	$9,938	$13,287	$37,935	$62,420
EBITDA margin	8.1%	11.0%	9.7%	15.1%
Net income margin	3.9%	6.1%	5.2%	9.2%